EXHIBIT 99.1

Civeo Announces Second Quarter 2014 Earnings

  Successfully completed our Spin-Off from Oil States
  Second quarter results are in-line with previous quarterly guidance
  Opened eighth Canadian lodge ahead of schedule
  Expect to conclude assessment of structural alternatives, including a possible REIT conversion, by the end of the third quarter of 2014

HOUSTON, Aug. 12, 2014 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) reported net income for the quarter ended June 30, 2014 of $13.9 million, or $0.13 per diluted share, which included transaction and one-time costs and expenses totaling $21.1 million pre-tax, or $0.17 per diluted share after-tax, which are detailed below. These results compare to net income of $33.0 million, or $0.31 per diluted share, for the second quarter of 2013, which included a $0.01 per diluted share after-tax loss from debt extinguishment costs.

As previously reported, the Company completed its spin-off from Oil States International, Inc. (NYSE:OIS) on May 30, 2014. For periods prior to the spin-off, Civeo's financial position, results of operations and cash flows consisted of the Accommodations business of Oil States, which represented a combined reporting entity. The financial information for periods subsequent to the spin-off represents the consolidated results of operations, financial position and cash flows of Civeo. As a result, the Company's consolidated statements of income and comprehensive income for the quarter ended June 30, 2014 consist of the consolidated results of Civeo for the month ended June 30, 2014, and the combined results of the Accommodations business of Oil States for the two months ended May 31, 2014.

The Company generated revenues of $227.1 million and Adjusted EBITDA of $76.6 million during the second quarter of 2014 (EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the spin-off). These results compare to revenues of $243.0 million and Adjusted EBITDA of $92.9 million reported in the second quarter of 2013. Revenues and Adjusted EBITDA were down year-over-year primarily due to the unfavorable impact on consolidated results of a stronger U.S. dollar compared to the Australian and Canadian dollars, year-over-year declines of 10% and 7%, respectively, lower occupancy levels in both the Australian villages and Canadian lodges and lower average daily rates at the Canadian lodges.

The Company's President and Chief Executive Officer, Bradley J. Dodson, stated, "We made significant strategic progress in the second quarter including successfully completing the spin-off from Oil States. In addition, we opened our eighth Canadian lodge, the McClelland Lake Lodge, ahead of schedule and began serving our client under a three-year contract.  In Australia, we moved 114 existing, underutilized rooms from Dysart to Boggabri where we expect stronger demand in the near term. We continue to pursue other organic and acquisition related growth opportunities in Canada and Australia. Operationally, the second quarter results were modestly ahead of our guidance and expectations. Overall, it was a good first quarter for Civeo as an independent public company."

Mr. Dodson continued, "Together with our outside legal, tax and investment banking advisors, Civeo management and our board of directors are assessing a possible REIT conversion for the company and expect to complete this process in the third quarter of 2014."

For the first half of 2014, the Company reported revenues of $479.9 million, Adjusted EBITDA of $169.5 million and net income of $50.2 million, or $0.47 per diluted share, which included a $0.12 per diluted share after-tax loss from transition costs, debt extinguishment costs and an impairment incurred in connection with the spin-off from Oil States, a $0.03 per diluted share after-tax loss from severance costs associated with the termination of an executive, and a $0.02 per diluted share after-tax loss from the impairment of assets, and for which the return or reimbursement is unlikely. For the first half of 2013, the Company reported revenues of $537.5 million, Adjusted EBITDA of $220.8 million and net income of $96.8 million, or $0.91 per diluted share, which included a pre-tax gain of $4.0 million, or $0.03 per diluted share after-tax related to the reversal of an estimated earnout liability associated with an acquisition, offset by a $0.01 per diluted share after-tax loss from debt extinguishment costs.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2014 to the results for the second quarter of 2013.)

Canada

The Canadian segment generated revenues of $156.5 million and Adjusted EBITDA of $50.9 million for the second quarter of 2014 compared to revenues and Adjusted EBITDA of $161.0 million and $58.0 million, respectively, in the second quarter of 2013. Our second quarter 2014 results were negatively impacted by weakening Canadian currencies relative to the U.S. dollar which reduced revenues by $10.2 million and Adjusted EBITDA by $3.2 million. Excluding the year-over-year impact of exchange rates, revenues would have increased $5.7 million and Adjusted EBITDA would have decreased $3.9 million. On a constant currency basis, the revenues increased due to higher mobile camp activity partially offset by lower contracted rates and reduced occupancy at one of our lodges. Adjusted EBITDA decreased due to the lower contracted rates. RevPAR decreased 15% year-over-year to $110 in the second quarter of 2014, compared to $129 in the second quarter of 2013. The RevPAR decrease was attributable to declining foreign exchange rates and lower average daily rates.

Australia

The Australian segment generated revenues of $54.4 million and Adjusted EBITDA of $25.7 million for the second quarter of 2014 compared to revenues and Adjusted EBITDA of $64.0 million and $34.3 million, respectively, in the second quarter of 2013. Our second quarter 2014 results were negatively impacted by a weaker Australian dollar relative to the U.S. dollar which reduced revenues by $3.4 million and Adjusted EBITDA by $1.5 million. On a constant currency basis, revenues and Adjusted EBITDA would have declined $6.2 million and $7.1 million, respectively. The revenue and Adjusted EBITDA declines were primarily due to lower occupancy resulting from reduced customer commitments and overall lower customer activity and spending in the Bowen Basin, partially offset by contributions by the Boggabri Village which opened in the third quarter of 2013.  RevPAR decreased 19% year-over-year to $65 in the second quarter of 2014, compared to $80 in the second quarter of 2013. The RevPAR decrease was attributable to declining foreign exchange rates and lower occupancy levels for the Australian villages.

U.S.

The U.S. segment generated revenues of $16.3 million and Adjusted EBITDA of $3.7 million for the second quarter of 2014 compared to revenues and Adjusted EBITDA of $18.0 million and $2.6 million, respectively, in the second quarter of 2013. Adjusted EBITDA from the U.S. segment was higher due to lower selling, general and administrative expense in 2014 compared to 2013 due to cost cutting measures put in place in the third quarter of 2013.

INCOME TAXES

The Company recognized a tax benefit, which result in an effective tax rate of (52.4%), in the second quarter of 2014 compared to tax expense, and an effective tax rate of 25.4%, in the second quarter of 2013. The negative effective tax rate for the second quarter of 2014 is a result of the impact of the reduction of our estimated annual effective tax rate to 14.6%. The reduction in our estimated annual effective tax rate is the result of a change in the earnings mix between the different tax jurisdictions and changes in our corporate structure due to our spin-off from Oil States.

FINANCIAL CONDITION

The Company invested $78.1 million in capital expenditures during the second quarter of 2014. Spending primarily related to the ongoing expansion of the Canadian accommodations business, specifically the construction of the McClelland Lake Lodge. The Company currently expects to spend approximately $300 to $350 million in capital expenditures for the full year of 2014.

As of the end of the second quarter, the Company had total liquidity of approximately $928.6 million, comprised of $643.1 million available under its credit facilities and $285.5 million of cash on hand.

The Company recently announced a $0.13 per share cash dividend to be paid on August 29, 2014 to shareholders of record as of August 15, 2014.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of eighteen lodges and villages in operation in Canada and Australia, with an aggregate of more than 22,000 rooms. Civeo is publicly traded on the NYSE under the symbol "CVEO". For more information, please visit Civeo's website at http://www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry and other factors discussed in the "Business" and "Risk Factors" sections of the amended Form 10 filed by Civeo with the SEC on May 8, 2014 and within the Company's subsequent SEC filings.

CIVEO CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013

Revenues	$ 227,133	$ 242,990	$ 479,932	$ 537,528

Costs and expenses:
Cost of sales and services	133,305	132,594	276,815	283,042
Selling, general and administrative expenses	21,708	16,898	37,853	33,165
Spin-off and formation costs	1,896	--	2,469	--
Depreciation and amortization expense	42,413	41,411	82,012	82,499
Impairment expense	11,610	--	11,610	--
Other operating expense (income)	(25)	455	87	(3,571)
	210,907	191,358	410,846	395,135
Operating income	16,226	51,632	69,086	142,393

Interest expense to affiliates	(2,828)	(4,624)	(6,980)	(9,294)
Interest expense to third-parties, net of capitalized interest	(2,269)	(1,805)	(3,110)	(3,970)
Loss on extinguishment of debt	(3,455)	(1,207)	(3,455)	(1,207)
Interest income	991	475	1,793	901
Other income	709	192	947	602
Income before income taxes	9,374	44,663	58,281	129,425
Income tax benefit (provision)	4,911	(11,360)	(7,400)	(31,932)
Net income	14,285	33,303	50,881	97,493
Less: Net income attributable to noncontrolling interest	336	333	693	711
Net income attributable to Civeo Corporation	$ 13,949	$ 32,970	$ 50,188	$ 96,782

Net income per share attributable to Civeo Corporation common stockholders:
Basic	$ 0.13	$ 0.31	$ 0.47	$ 0.91
Diluted	$ 0.13	$ 0.31	$ 0.47	$ 0.91

Weighted average number of common shares outstanding (1):
Basic	106,294	106,293	106,294	106,293
Diluted	106,465	106,460	106,463	106,460

(1) On May 30, 2014, 106,538 thousand shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods prior to the Spin-Off presented.

CIVEO CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands)

	JUNE 30, 2014	DECEMBER 31, 2013
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$ 285,494	$ 224,128
Accounts receivable, net	191,901	177,845
Inventories	20,614	29,815
Prepaid expenses and other current assets	29,817	7,956
Total current assets	527,826	439,744

Property, plant and equipment, net	1,414,551	1,325,867
Goodwill, net	271,882	261,056
Other intangible assets, net	66,156	75,675
Other noncurrent assets	33,214	20,895
Total assets	$ 2,313,629	$ 2,123,237

Current liabilities:
Accounts payable	$ 60,548	$ 45,376
Accrued liabilities	27,391	26,874
Income taxes	24	2,761
Deferred revenue	24,026	19,571
Other current liabilities	2,408	2,470
Total current liabilities	114,397	97,052

Long-term debt to affiliates	--	335,171
Long-term debt to third-parties	775,000	--
Deferred income taxes	78,016	79,739
Other noncurrent liabilities	29,159	18,530
Total liabilities	996,572	530,492

Stockholders' equity / Net investment:
Common stock	1,067	--
Additional paid-in capital	1,311,395	--
Retained earnings	8,507	--
Oil States International, Inc. net investment	--	1,651,013
Accumulated other comprehensive loss	(5,837)	(59,979)
Total Civeo Corporation stockholders' equity / Oil States International, Inc. net investment	1,315,132	1,591,034
Noncontrolling interest	1,925	1,711
Total stockholders' equity / net investment	1,317,057	1,592,745
Total liabilities and stockholders' equity / net investment	$ 2,313,629	$ 2,123,237

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	SIX MONTHS ENDED JUNE 30,
	2014	2013

Cash flows from operating activities:
Net income	$ 50,881	$ 97,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,012	82,499
Impairment charges	11,610	--
Loss on extinguishment of debt	3,455	1,207
Deferred income tax provision (benefit)	(7,151)	7,088
Non-cash compensation charge	5,419	2,738
Losses on disposals of assets	574	613
Provision for loss on receivables	199	1,166
Fair value adjustment of contingent consideration	--	(3,865)
Other, net	851	1
Changes in operating assets and liabilities:
Accounts receivable	(12,622)	11,418
Inventories	8,841	91
Accounts payable and accrued liabilities	21,405	(25,432)
Taxes payable	(14,376)	(16,919)
Other current assets and liabilities, net	3,633	2,160
Net cash flows provided by operating activities	154,731	160,258

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(141,667)	(160,605)
Proceeds from disposition of property, plant and equipment	1,350	1,343
Other, net	(778)	1
Net cash flows used in investing activities	(141,095)	(159,261)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	--	(47,901)
Term loan borrowings, net of issuance costs	775,000	--
Debt issuance costs	(9,106)	--
Term loan repayments	--	(82,762)
Distributions to Oil States	(750,000)	--
Contributions from Oil States	28,170	84,383
Net cash flows provided by (used in) financing activities	44,064	(46,280)

Effect of exchange rate changes on cash	3,666	(16,904)

Net change in cash and cash equivalents	61,366	(62,187)

Cash and cash equivalents, beginning of period	224,128	161,396

Cash and cash equivalents, end of period	$ 285,494	$ 99,209

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013
Revenues
Canada	$ 156,479	$ 160,952	$ 336,803	$ 368,603
Australia	54,383	64,043	109,847	131,772
United States	16,271	17,995	33,282	37,153
Total revenues	$ 227,133	$ 242,990	$ 479,932	$ 537,528

EBITDA (1)
Canada	$ 46,809	$ 58,038	$ 108,604	$ 146,751
Australia	16,422	34,329	47,226	71,086
United States	1,038	2,566	4,177	10,992
Corporate and eliminations	(5,257)	(2,031)	(8,655)	(4,046)
Total EBITDA	$ 59,012	$ 92,902	$ 151,352	$ 224,783

Adjusted EBITDA (1)
Canada	$ 50,926	$ 58,038	$ 112,726	$ 146,751
Australia	25,653	34,329	56,457	71,086
United States	3,726	2,566	6,892	6,987
Corporate and eliminations	(3,670)	(2,031)	(6,527)	(4,046)
Total adjusted EBITDA	$ 76,635	$ 92,902	$ 169,548	$ 220,778

Operating income (loss)
Canada	$ 25,424	$ 37,638	$ 67,466	$ 106,274
Australia	(205)	17,527	15,638	37,093
United States	(3,767)	(1,540)	(5,428)	3,003
Corporate and eliminations	(5,226)	(1,993)	(8,590)	(3,977)
Total operating income (loss)	$ 16,226	$ 51,632	$ 69,086	$ 142,393

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Spin-Off. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.
The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013

Net income	$ 13,949	$ 32,970	$ 50,188	$ 96,782
Income tax (benefit) provision	(4,911)	11,360	7,400	31,932
Depreciation and amortization	42,413	41,411	82,012	82,499
Interest income	(991)	(475)	(1,793)	(901)
Interest expense	8,552	7,636	13,545	14,471
EBITDA	$ 59,012	$ 92,902	$ 151,352	$ 224,783
Adjustments to EBITDA
Impairment of intangible asset (a)	8,989		8,989
Impairment of fixed assets (b)	2,621		2,621
Severance costs (c)	4,117		4,117
Transition costs (d)	1,896		2,469
Reversal of earnout liability (e)				(4,005)
Adjusted EBITDA	$ 76,635	$ 92,902	$ 169,548	$ 220,778

(a) Relates to the impairment of an intangible asset in Australia. Due to the Spin-Off, and the resulting rebranding of the Company's Australian operations from The Mac to Civeo Australia, it was determined that the fair value of an intangible asset associated with The Mac brand was zero. The $9.0 million impairment ($7.7 million after-tax, or $0.07 per diluted share), which is related to our Australia segment, is included in Impairment expense on the unaudited statements of income.

(b) Relates to the impairment of certain fixed assets which are not in our custody, and for which return has been determined to be uncertain. The $2.6 million impairment ($2.2 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the unaudited statements of income.

(c) Relates to severance costs associated with the termination of an executive. The $4.1 million expense ($3.5 million after-tax, or $0.03 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of income.

(d) Relates to transition costs incurred associated with becoming a stand-alone company. The $1.9 million and $2.5 million in costs ($1.6 million and $2.1 million after-tax, or $0.02 per diluted share), which are primarily corporate in nature, are included in Spin-off and formation costs on the unaudited statements of income.

(e) Relates to the reversal of an estimated earnout liability associated with a prior acquisition. The $4 million in income ($3.0 million after-tax, or $0.03 per diluted share), which is related to our U.S. segment is included in Other operating expense on the unaudited statements of income.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013

Supplemental Operating Data - Canadian Segment
Revenues ($ in thousands)
Lodge revenues (1)	$ 122,709	$ 133,935	$ 245,099	$ 277,805
Mobile, open camp and product revenues	33,770	27,017	91,704	90,798
Total Canadian revenues	$ 156,479	$ 160,952	$ 336,803	$ 368,603

Average available lodge rooms (2)	12,296	11,447	12,082	11,373

RevPAR for lodges (3)	$ 110	$ 129	$ 112	$ 135

Occupancy in lodges (4)	88%	90%	89%	91%

Canadian dollar to U.S. dollar	$ 0.917	$ 0.977	$ 0.912	$ 0.985

Supplemental Operating Data - Australian Segment
Revenues ($ in thousands)
Lodge revenues (1)	$ 54,383	$ 64,043	$ 109,847	$ 131,772

Average available lodge rooms (2)	9,258	8,754	9,260	8,733

RevPAR for lodges (3)	$ 65	$ 80	$ 66	$ 83

Occupancy in lodges (4)	65%	84%	71%	84%

Australian dollar to U.S. dollar	$ 0.933	$ 0.991	$ 0.915	$ 1.015

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms include rooms that are utilized for our personnel.

(3) RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

(4) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.
CONTACT: Company Contact:
         Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400